BOVIE MEDICAL CORPORATION

Exhibit 21.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-KSB/A of Bovie Medical Corporation of our report dated March 25, 2005, except for Notes 1, 2, 6 and 14 as to which the date is July 11, 2005 relating to the consolidated financial statements, which appears in this Form 10-KSB/A.

/s/Bloom and Company LLP
Hempstead, New York
August 25, 2005